Exhibit 10.2

May 8, 2024

Michael Donfris

Dear Michael,

On behalf of Greenbrier Leasing Company LLC (the “Company”), I am pleased to confirm our offer of employment to you for the position of Senior Vice President, Chief Financial Officer of The Greenbrier Companies, Inc. (“Parent”).

Place of Work and Reporting Relationship

You will be working from the Colleyville, TX location reporting directly to Lorie Tekorius, Chief Executive Officer & President.

Start Date

Your start date will be determined following your acceptance of this employment offer and satisfactory completion of pre-employment requirements but is expected to be no later than July 10, 2024.

In order that you are not asked to provide certification of financial statements for a period during which you were not the principal financial officer of Parent, initially, from your start date, you will serve as Senior Vice President, Finance of Parent. On the day immediately following the filing of the Company’s Quarterly Report on the Form 10-Q for the third quarter of fiscal 2024 (currently scheduled to be filed on July 9, 2024), you will accede without any further action on behalf of Parent or the Company to the office of Senior Vice President, Chief Financial Officer, and will be the principal financial officer of the Company.

General

You agree to perform your duties and responsibilities to the best of your ability and to work the hours necessary to meet the Company’s business needs. Throughout the duration of your employment, you agree to work exclusively for the Company unless otherwise discussed and approved in advance.

You declare that you have no obligation towards any person or entity, including your former employers, that would be incompatible with your fulfillment of your duties with the Company, such as a non-competition and/or a non-solicitation agreement.

This position may require you to travel and by accepting this position, you agree to perform duties at such place or places as the Company requires.

It is anticipated that Parent’s Board of Directors will determine that, from your first date of employment with the Company, you will be an “officer” of Parent for purposes of Section 16 of the Securities Exchange Act of 1934, and an “executive officer” for all other purposes under that Act, and the Securities Act of 1933, in each case as amended, and the rules and regulations thereunder, and that you will be subject to applicable reporting and compliance obligations thereunder.

Compensation

Base Compensation – You will receive base compensation of $26,250.00, payable semi- monthly, and equivalent to $630,000.00 per year, prorated for 2024. Your base compensation will be reviewed for adjustment in a manner consistent with the Company’s compensation review practices.

Bonus Program – You will be eligible to participate in the Company’s bonus program applicable to similarly-situated employees. Eligibility and participation are subject to the terms of the program which may be amended or discontinued at any time.

Your individual bonus target will be 95% of eligible base salary, prorated for fiscal 2024.

Long-term Incentive Plan (LTIP) – You will be eligible to participate in the Company’s Long- Term Incentive Compensation Program and will receive consideration for future awards.

We will recommend to the Compensation Committee an initial RSU Award covering common stock of Parent, with a target value of approximately $900,000, converted to units consistent with the Company’s and Parent’s existing practice.

The award vesting will be as follows: Approximately $150,000 of the target value will be time-based and will vest in two installments, 50% on the first anniversary of your first day of employment and 50% on the second anniversary of your first day of employment, subject to your continued employment through the relevant vesting date.

Approximately $750,000 of the target value will be tied to the FY2024 equity award program for officers, with 40% time-based and 60% performance-based (at target), with time-based units vesting 1/9 in October 2024, 4/9 in October 2025 and 4/9 in October 2026, subject to your continued employment through the relevant vesting date.

The award, including performance vesting details, will be documented in a formal RSU Award Agreement once formal approval by the Compensation Committee is obtained.

Subsequent LTIP awards will be subject to the respective annual award program as approved by the Compensation Committee.

Cash Retention Award and Relocation Bonus – You will receive a cash retention bonus in the amount of $125,000 to compensate you, subject to your continued employment, for compensation you forfeited with your prior employer as a result of transitioning to the Company.

Additionally, you will receive a relocation bonus in the amount of $50,000 to assist you with relocation costs. Both payments will be made within 30 days of the first day of your employment.

Should your employment end prior to one year from your first day of your employment as a result of your resignation other than for “Good Reason”, or as a result of the termination of your employment by the Company for “Cause”, each as defined in the change of control benefits program for Company officers, you will be required to re-pay the Company the cash retention award and the relocation bonus amounts.

Compensation is subject to tax and other required withholdings.

Benefits

The Company offers benefits that are designed to meet the needs of our diverse workforce. U.S. based employees working a minimum of 20 hours per week are eligible to participate in the Company’s health and welfare and retirement benefits once all applicable eligibility and waiting periods have been successfully satisfied. Please refer to the Benefits Overview for a summary of the benefits available. Our benefit programs are subject to annual review, adjustments, and changes. In addition, employee benefits are subject to the terms and conditions of the Company’s standard benefit plans and arrangements, which may be modified by the Company from time to time.

You will be eligible to participate in the Company’s executive benefit programs which currently include Supplemental Retirement Program, Executive Life Insurance and Executive Health Program. Participation will be subject to the terms of the Programs which may change from time to time.

Additionally, you will be offered the Company’s standard form of Change of Control Agreement and Indemnification Agreement. You will be eligible for severance upon an involuntary termination of your employment consistent with the Company’s then existing practice for officers.

Time Off/Holidays

You will earn 24 days of paid time off (PTO) per year accumulated every pay period at 8.0 hours, in accordance with the Company’s PTO policy for similarly situated employees. In addition, you will be paid for Company-observed holidays based on the schedule established for your work location.

Reimbursed Business Expenses

The Company will reimburse you for reasonable expenses related to entertainment, travel and certain other expenses you incur on behalf of the Company, in accordance with the Company's travel and expense reimbursement policies which may be amended from time to time.

Employment Terms

All employees of the Company are required to review and comply with the Company's policies which will be made available to you at the time of your employment and will include, among others:

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Code of Business Conduct and Ethics
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Conflicts of Interest
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Contracts and Transaction Administration Policy
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Policy Against Harassment, Sexual Harassment and Retaliation
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Policy regarding Complaint Procedures involving Accounting
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Policy regarding Trading in Company Securities
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Corporate Social Responsibility Policy

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Travel and Expense Guidelines
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Travel and Expense Reporting Policy
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Acceptable Computer, Mobile Device and Digital Use Policy
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FCPA/Anti-Corruption Policy
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Policy regarding the Employment of Family Members and other Close Personal Relationships
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Employee Social Media Use Guidelines
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Vehicle Use and Safety Policy
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Incentive-Based Compensation Recovery Policy

Additional site-specific policies will also be made available.

You agree to comply with all Company policies, procedures, rules, and regulations, both written and oral, as they are announced by the Company from time to time.

You are aware that within the scope of your employment, confidential information concerning the Company’s operations and business may be communicated to you. You will be required, as a condition of employment, to sign an Employee Confidentiality and Innovation Agreement, a copy of which will be provided to you.

Employment at the Company is "at will" and may be discontinued by you or by the Company at any time with or without cause.

This offer of employment is conditioned upon the satisfactory completion of a reference and background check, including a credit check as well as verification of the information you provided in the questionnaire completed and signed by you on April 30, 2024, and delivered to the Company.

This offer and your employment are conditioned on the approval of Parent's Board of Directors and Compensation Committee.

In addition, this offer is contingent upon your presentation of adequate documentation confirming your identity and eligibility for employment in the United States. On your first day of work, please bring appropriate identity and work eligibility documents to satisfy the

U.S. Citizenship and Immigration Services Form I-9 requirements.

Please indicate your acceptance of this offer by clicking the "Accept" button at the top of this page, which is equivalent to a handwritten signature. This offer will remain open through May 10, 2024.

We look forward to you joining our team, as well as the contributions you will make to the Company's future success. If I can answer any questions, please don't hesitate to contact me.

Sincerely,

/s/ Lorie Tekorius

Lorie L. Tekorius

Chief Executive Officer & President